INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Laclede Gas Company and subsidiaries on Form S-8 of our report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the changes in methods of accounting for income taxes and postretirement benefits other than pensions effective October 1, 1993) dated November 17, 1994, appearing in the Annual Report on Form 10-K of Laclede Gas Company and subsidiaries for the year ended September 30, 1994. We also consent to the incorporation by reference in this Registration Statement of our report dated March 17, 1995 appearing in the Annual Report on Form 11-K of Missouri Natural Gas Division of Laclede Gas Company Dual Savings Plan for the year ended October 31, 1994, respectively.

DELOITTE & TOUCHE LLP

December 12, 1995